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                                   EXHIBIT 11


CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


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------------------------------------------------------------------------------------------------------------
                                                                       THREE MONTHS            THREE MONTHS
                                                                       ENDED MARCH 31,         ENDED MARCH 31,
                                                                             1998                   1997
-------------------------------------------------------------------------------------------------------------

SHARES OUTSTANDING..........................................             7,683,000               6,096,000
WEIGHTED AVERAGE SHARES OUTSTANDING.........................             7,500,000               5,500,000
NET INCOME (LOSS)...........................................            $ (161,082)              $ 202,941
PREFERRED DIVIDENDS                                                      ---------                (141,950)
                                                                        -----------              ----------
TOTAL NET INCOME (LOSS) AVAILABLE FOR COMMON STOCKHOLDERS'              $ (161,082)              $  60,991
                                                                        ===========              ==========

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:

EARNINGS (LOSS) PER SHARE                                                   $(0.02)                  $0.01
                                                                             ------                  -----
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